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                                                                    Exhibit 10.5

                                                CONFIDENTIAL TREATMENT REQUESTED



                         TRANSITIONAL SERVICES AGREEMENT


         AGREEMENT, dated as of December 31, 1996, between SmithKline Beecham Corporation, a Pennsylvania corporation ("SB") and Connective Therapeutics Inc., a Delaware corporation ("Connective").

         WHEREAS, SB and Connective have entered into an Asset Purchase Agreement dated December 2, 1996 (the "Purchase Agreement"), pursuant to which Connective has acquired certain products listed on EXHIBIT A (the "Products");

         WHEREAS, in connection with such acquisition Connective desires SB to continue to provide certain services with respect to the Products, and SB is willing to continue to provide such services for the benefit of Connective;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:

                                    SECTION 1
                       ORDER ENTRY, SHIPPING AND INVOICING

         1.1 Services. During the period beginning January 7, 1997 and ending December 31, 1997 or such earlier date as Connective may reasonably request (the "Period"), SB shall perform order entry, packaging, shipping, invoicing and credit and collection services for the Products. SB also agrees not to remove the Products from its price list prior to the end of the Period; thereafter SB shall remove the Products from its price list as soon as practical. All such services shall be performed on a timely basis consistent with SB's practices in effect immediately prior to the date of this Agreement.

         1.2 Payments. SB shall receive no separate consideration for the provision of services hereunder other than as set forth in the Purchase Agreement. No later than the 30th day following the last day of each calendar quarter (or the last day of the Period if the Period does not conclude at the end of a calendar quarter) during the Period (each a "Collection Period"), SB shall pay Connective an amount equal to the net sales (computed on the basis set forth in EXHIBIT B) of the Products for such Collection Period less [*] percent ([*]%) of such net sales for cash discounts (to the extent that SB has given such discounts); provided that during the period from the date of this Agreement through February 28, 1997 SB shall pay Connective on the basis of gross sales (computed on the basis set forth in EXHIBIT B) rather than net sales, again subject to applicable cash discounts. SB shall fulfill orders from its existing inventory of Products until such inventory is exhausted and the cost of such Products shall be deducted (at [*] per bottle of 60 capsules) from the related net sales.


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*        Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.
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         1.3 Supporting Statements. Each payment made pursuant to Section 1.2 shall be accompanied by a statement setting forth gross sales and all information used to calculate the payment made to Connective, together with a certificate signed by the Director, Finance and Planning, SmithKline Beecham Pharmaceuticals division of SB, that such statement complies with this Agreement. SB shall permit Connective's independent auditors to have access to SB's records and work papers as may be necessary to verify the accuracy of the statements provided to Connective hereunder and to assure that SB has complied with the terms of this Agreement. Bad debts incurred in connection with sales of the Products after the date hereof will be at the expense of Connective. During the Period the bad debt expense for any account shall be apportioned between the Products and other SB products sold to the same customer pro rata based on total amounts due. Connective shall have no right to separately pursue collections directly from customers of any amounts due with respect to bad debts for sales during the Period.

         1.4 Sales Information. On the second business day after each calendar month, SB shall provide Connective (in a format reasonably acceptable to Connective) quantities of Products sold and related sales dollars (itemized by customer and/or distributor), cost of Products sold, inventory of Products as of the end of the Collection Period and any other information reasonably requested in advance by Connective.

                                    SECTION 2
                            NOTIFICATION TO THE TRADE

         During the Period SB shall (a) notify all customers of the transfer of the Products to Connective and make available a duplicate set of mailing labels for wholesalers for Connective's use and (b) print a brief notice concerning the sale of the Products to Connective on appropriate invoices after the date of the Purchase Agreement.

                                    SECTION 3
                               GENERAL PROVISIONS

         3.1 Independent Contractors. SB is an independent contractor in providing services with respect to the Products.

         3.2 Confidentiality. The confidentiality obligations set forth in Sections 6.5 and 8.4 of the Purchase Agreement shall apply to any proprietary or confidential information provided by either party to the other party in connection with this Agreement.

         3.3 Indemnification. SB agrees to indemnify, defend and hold Connective harmless from and against any and all claims, liabilities, damages, losses, costs and expenses (including reasonable attorney fees), from any third party claims or suits brought against Connective which arise out of the negligence or willful misconduct of SB or one of its employees in performing the services under this Agreement. The procedures for indemnification shall be the same as provided in Section 14.3 of the Purchase Agreement.


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         3.4 Notices. Any notices permitted or required by this Agreement shall be sent by telecopy or by certified or registered mail and shall be effective when received if sent and addressed as follows or to such other address as may be designated by a party in writing:

                  If to SB              SmithKline Beecham Pharmaceuticals
                                        One Franklin Plaza
                                        Philadelphia, PA 19102
                                        Attn: Francis Molettieri
                                        Fax: 215-751-5509

                  Copy to:              SmithKline Beecham Corporation
                                        One Franklin Plaza
                                        Philadelphia, PA 19102
                                        Attn: Corporate Legal
                                        Fax: 215-751-5349

                  If to Connective:     Connective Therapeutics, Inc.
                                        3400 W. Bayshore Road
                                        Palo Alto, CA 94303
                                        Attn: Chief Executive Officer
                                        Fax: (415) 843-2899

                  Copy to:              Venture Law Group
                                        2800 Sand Hill Road
                                        Menlo Park, CA 94025
                                        Attn: Joshua L. Green
                                        Fax: (415) 233-8386

         3.5 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, except for the Purchase Agreement and the agreements, including this Agreement, entered into pursuant to the Purchase Agreement. No modification of any of the terms of this Agreement, or any amendment hereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

         3.6 Waiver. No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on any future occasion.

         3.7 Obligations to Third Parties. Each party warrants and represents that proceeding herewith is not inconsistent in any material way with any contractual obligations, expressed or implied, undertaken with any third party.


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         3.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors or permitted assigns of each of the parties. Any assignment of rights or obligations of one party hereunder shall be effective only after receipt of written consent from the other party, which consent shall not be unreasonably withheld or delayed; provided that SB may assign this Agreement to another entity controlled by, controlling or under common control with SB without the consent of Connective so long as SB remains jointly and severally liable with such assignee for the performance of all SB's obligations hereunder.

         3.9 Governing Law. The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

         3.10 Severability. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

         3.11 Headings. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

         3.12 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same original.


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         IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly-authorized representatives as of the date first above written.

                                          SMITHKLINE BEECHAM CORPORATION



                                          By:    /s/ Donald Parman
                                              --------------------------------
                                          Title:  Vice President


                                          CONNECTIVE THERAPEUTICS INC.



                                          By:    /s/ Thomas G. Wiggans
                                              --------------------------------
                                          Title:  President and CEO


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                                    Exhibit A


                                    Products

Ridaura capsules (auranofin 3 mg)
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                                    Exhibit B

                               Gross and Net Sales

Gross and Net Sales are reported according to generally accepted accounting practices by SB in the ordinary course of its business.

Gross Sales

Gross Sales is defined as the recording of Revenue with associated Accounts Receivable for accounting purposes for specific shipment/invoicing transactions. Invoices are prepared immediately following notification of shipment of goods.

Invoices are dated as the same day of shipment and reflect the number of units shipped multiplied by the Unit price, which in most cases is WAC (Wholesale Acquisition Cost). Gross Sales is recorded to the general ledger monthly from the SB Month-to-Date Sales Report. Quarterly summarization of Gross Sales for Connective will be in accordance with the SB Finance calendar. This calendar is based upon a 13 week quarter comprised of 4 weeks, 4 weeks and 5 weeks for each quarter.

Net Sales

Net Sales is defined as Gross Sales less allowable adjustments. Adjustments include product returns, Medicaid reimbursements, chargebacks, rebates, state payments, admin. fees and any other contractual reimbursement but do not include cash discounts.